EXHIBIT 12

                                U S WEST, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                             Dollars in Millions)

                                                                 Quarter Ended
                                                           9/30/95     9/30/94
                                                         --------     --------



Income before income taxes                     $     538  $     514
Interest expense (net of amounts capitalized)        137        104
Interest factor on rentals (1/3)                      22         23
Equity losses in unconsolidated ventures               2          -
Guaranteed minority interest expense                   2          -
                                                --------   --------
Earnings                                       $     701  $     641

Interest expense                                     156        114
Interest factor on rentals (1/3)                      22         23
Guaranteed minority interest expense                   2          -
                                                --------   --------
Fixed charges                                  $     180  $     137

Ratio of earnings to fixed charges                  3.89       4.68
--------------------------------------------    --------   --------


                                 Year-to-Date
                                                           9/30/95     9/30/94
                                                         --------     --------




Income before income taxes                      $   1,590  $   1,645
Interest expense (net of amounts capitalized)         404        323
Interest factor on rentals (1/3)                       71         70
Equity losses in unconsolidated ventures               28          -
Guaranteed minority interest expense                    2          -
                                                 --------   --------
Earnings                                        $   2,095  $   2,038

Interest expense                                      448        348
Interest factor on rentals (1/3)                       71         70
Guaranteed minority interest expense                    2          -
                                                 --------   --------
Fixed charges                                   $     521  $     418

Ratio of earnings to fixed charges                   4.02       4.88
 --------------------------------------------    --------   --------
